UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2013

Tech Data Corporation
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)

727-539-7429
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements of a Related Audit Report of Completed Interim Review

Tech Data Corporation today announced that on March 20, 2013 the Audit Committee of its Board of Directors, on the recommendation of management, and after consultation with the Company's independent accountants, Ernst & Young LLP, concluded that the Company will restate some or all of its previously issued quarterly and audited annual financial statements for the fiscal years 2011 and 2012, and some or all of the quarters of fiscal year 2013, including our fourth quarter and fiscal year 2013 earnings release dated March 4, 2013. Accordingly, investors should no longer rely upon the Company's previously released financial statements and other financial data relating to these periods. In addition, the Company will likely seek a 15-day filing extension for its Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

The Company anticipates that the restatement will be made to correct improprieties primarily related to how the Company's UK subsidiary reflected vendor accounting. The Company estimates that the restatement will reduce previously reported consolidated operating income by an aggregate amount of approximately $30 million to $40 million, and consolidated net income by an aggregate amount of approximately $25 million to $33 million, over the three fiscal year periods. These preliminary estimates are based on currently available information and are subject to change during the course of the Company's ongoing investigation. As a result of this investigation, the Company is in the process of evaluating deficiencies in its internal controls over financial reporting.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	March 21, 2013 Press Release by Tech Data Corporation

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation (Registrant)
March 21, 2013 (Date)	/s/ JEFFREY P. HOWELLS Jeffery P. Howells Executive Vice President & Chief Financial Officer Tech Data Corporation